 Registration Statement No. 333-206013
Dated August 17, 2015; Rule 433

5 YEAR FLOATING RATE NOTES DUE 2020 GLOBAL NOTES, SERIES A

Terms and Conditions Monday, August 17, 2015

Final Terms of the Notes
Issuer                   : Deutsche Bank AG
Issuer Rating            : BBB+ (SandP), A3 Negative (Moody's), A Negative (Fitch)
Form of Debt             : Senior, unsecured
Lead Manager             : Deutsche Bank Securities
Nominal Amount           : USD 250,000,000
Trade Date               : 17 August 2015
Issue Date               : 20 August 2015
Maturity Date            : 20 August 2020
Coupon                   : 3-month USD Libor plus 1.31%
Reoffer Price            : 100.00%
Day Count Basis          : Actual/360, unadjusted modified following
Payment Dates            : Quarterly in arrears, payable 20 February, 20 May, 20 August and 20 November of each year, commencing 20 November 2015
Early Redemption         : None
Redemption               : 100.00%
Business Days            : New York and London
Listing                  : None
Denominations            : USD 1,000
ISIN                     : US25152R2V48
CUSIP                    : 25152R2V4
Co-managers              : BBandT Capital Markets, a division of BBandT Securities, LLC, BNY Mellon Capital
                             Markets, LLC, Comerica Securities, Inc., Drexel Hamilton, LLC, The Huntington
                             Investment Company, KeyBanc Capital Markets Inc., Mischler Financial Group, Inc.,
                             Multi-Bank Securities, Inc., RBC Capital Markets, LLC, Regions Securities LLC, Scotia
                             Capital (USA) Inc., TD Securities (USA) LLC, U.S. Bancorp Investments, Inc.
Settlement               : DTC and Euroclear/Clearstream
Calculation Agent        : Deutsche Bank AG, London Branch
Documentation            : SEC Registered
Resolution Measures:         Holders of the notes will be bound by and will be deemed to consent to the imposition of any Resolution Measures (as defined below) by the Issuer's competent resolution authority, which may include the write down of all, or a portion, of any payment on the notes. Please see "Resolution Measures" below for more information.

Capitalized terms used but not defined in this term sheet have the meanings assigned to them in the accompanying prospectus supplement and prospectus.
[] Prospectus supplement dated July 31, 2015:
http ://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_4
24b2.pdf
[] Prospectus dated July 31, 2015:
http ://www.sec.gov/Archives/edgar/data/1159508/000119312515273165/d40464d424b2.
htm

Deutsche Bank AG has filed a registration statement (including a prospectus)
with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that
Deutsche Bank AG has filed with the SEC for more complete information about
Deutsche Bank AG and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www .sec.gov. Alternatively,
Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this term sheet if you so request by calling toll-free 1-800-503-4611.

 Registration Statement No. 333-206013
Dated August 17, 2015; Rule 433

5 YEAR FLOATING RATE NOTES DUE 2020 GLOBAL NOTES, SERIES A

Terms and Conditions Monday, August 17, 2015

RESOLUTION MEASURES

On May 15, 2014, the European Parliament and the Council of the European Union
published a directive for establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the "Bank Recovery and Resolution Directive"). The Bank Recovery and Resolution
Directive requires each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany has adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz,
or "Resolution Act"), which became effective on January 1, 2015. The Resolution
Act may result in the notes being subject to any Resolution Measure by our competent resolution authority if we become, or are deemed by our competent supervisory authority to have become, "non-viable" (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the notes, you will be bound by and deemed to consent to the provisions set forth in the accompanying prospectus, which we have summarized below.

By acquiring the notes, you will be bound by and will be deemed to consent to the imposition of any Resolution Measure by our competent resolution authority.
Under the relevant resolution laws and regulations as applicable to us from time to time, the notes may be subject to the powers exercised by our competent resolution authority to: (i) write down, including to zero, any payment on the notes; (ii) convert the notes into ordinary shares or other instruments qualifying as core equity tier 1 capital; and/or (iii) apply any other resolution measure, including (but not limited to) a transfer of the notes to another entity, an amendment of the terms and conditions of the notes or the cancellation of the notes. We refer to each of these measures as a "Resolution
Measure."

Furthermore, by acquiring the notes, you:

[] are deemed irrevocably to have agreed, and you will agree: (i) to be bound by any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; (iii) and that the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the senior indenture dated November 22, 2006 among us,
Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust
Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the "Indenture"),  or for the purpose of the Trust Indenture Act of 1939, as amended (the "Trust
Indenture Act  "); [] waive, to the fullest extent permitted by the Trust
Indenture Act and applicable law, any and all claims against the trustee and the paying agent for, agree not to initiate a suit against the trustee and the paying agent in respect of, and agree that neither the trustee nor the paying agent will be liable for, any action that the trustee or the paying agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by our competent resolution authority with respect to the notes; and [] will be deemed irrevocably to have (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the notes and (ii) authorized, directed and requested DTC and any participant in DTC or other intermediary through which you hold such notes to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the notes as it may be imposed, without any further action or direction on your part or on the part of the trustee, paying agent, issuing agent, authenticating agent, registrar or calculation agent.

This is only a summary, for more information please see the accompanying prospectus dated July 31, 2015, including the risk factor "The securities may become subordinated to the claims of other creditors, be written down, be converted or become subject to other resolution measures. You may lose part or all of your investment if any such measure becomes applicable to us."
THE NOTES MAY BECOME SUBORDINATED TO THE CLAIMS OF OTHER CREDITORS, BE WRITTEN
DOWN, BE CONVERTED OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE
SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US
We expect additional Resolution Measures to become applicable to us when the
European regulation of July 15, 2014 relating to the resolution of credit institutions and certain investment firms in the framework of a Single
Resolution Mechanism and a Single Resolution Fund (commonly referred to as the
"SRM Regulation") becomes effective on January

Deutsche Bank AG has filed a registration statement (including a prospectus)
with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that
Deutsche Bank AG has filed with the SEC for more complete information about
Deutsche Bank AG and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www .sec.gov. Alternatively,
Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this term sheet if you so request by calling toll-free 1-800-503-4611.

Registration Statement No. 333-206013
Dated August 17, 2015; Rule 433

5 YEAR FLOATING RATE NOTES DUE 2020
GLOBAL NOTES, SERIES A
Terms and Conditions   Monday, August 17, 2015
---------------------- -----------------------

1, 2016. On May 26, 2015, the German Federal Government published a draft bill of a Resolution Mechanism Act. One of this law's primary purposes would be to conform German law to the SRM Regulation. In addition, the draft bill proposes that in the event of an insolvency proceeding, senior unsecured debt instruments would by operation of law rank junior to all other outstanding unsecured unsubordinated obligations, but in priority to all contractually subordinated instruments. The proposed subordination would not apply if the terms of the senior unsecured debt instruments provide that (i) the repayment amount depends on the occurrence or non-occurrence of a future event, or will be settled in kind, or (ii) the interest amount depends on the occurrence or non-occurrence of a future event, unless it depends solely on a fixed or variable reference interest rate and will be settled in cash. Instruments that are typically traded on money markets would not be subject to the proposed subordination. The proposed order of priorities would apply to insolvency proceedings commenced on or after January 1, 2016. If enacted, the proposed subordination of senior unsecured debt instruments could apply to the notes, which would most likely result in a larger share of loss being allocated to the notes in the event of an insolvency proceeding or the imposition of any
Resolution Measures by the competent resolution authority. The final version of the Resolution Mechanism Act may provide for additional Resolution Measures that may become applicable to us.
By acquiring the notes, you will have no claim or other right against us arising out of any subordination or Resolution Measure, and we would have no obligation to make payments under the notes following the imposition of a
Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the
Indenture or for the purpose of the Trust Indenture Act. Furthermore, because the notes are subject to any Resolution Measure, secondary market trading in the notes may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.
In addition, by your acquisition of the notes, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent for, agree not to initiate a suit against the trustee and the paying agent in respect of, and agree that neither the trustee nor the paying agent will be liable for, any action that the trustee or the paying agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by our competent resolution authority with respect to the notes. Accordingly, you may have limited or circumscribed rights to challenge any decision of our competent resolution authority to impose any Resolution Measure.

Deutsche Bank AG has filed a registration statement (including a prospectus)
with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that
Deutsche Bank AG has filed with the SEC for more complete information about
Deutsche Bank AG and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www .sec.gov. Alternatively,
Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this term sheet if you so request by calling toll-free 1-800-503-4611.